Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (hereinafter referred to as the

“Amendment”) has been entered into this 27th day of September, 2012, and amends that certain Employment Agreement, dated December 1, 2009 (the “Original Agreement”), by and between Bluehill ID Services A.G., a company limited by shares under Swiss law and a subsidiary of Identive Group, Inc., a Delaware corporation (together, the “Company”), and Ayman S. Ashour, a resident of Switzerland (hereinafter referred to as the “Executive”). This Amendment and the Original Agreement are collectively referred to herein as the “Agreement.”

     For and in good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties agree to amend the Original Agreement as follows:

     1. In accordance with Section 2 of the Original Agreement, the parties agree that, as of and from December 1, 2012, the Original Agreement shall be renewed for a term of three years, with such changes thereto as set forth below.

     2. Section 3a) of the Original Agreement shall be amended by adding the following sentence to the end of that paragraph:

     “Executive’s salary shall be subject to review by the Compensation Committee of Identive Group, Inc. on an annual basis, such review to be conducted during the first quarter of each calendar year during the term. For the avoidance of doubt, the initial review shall be conducted during the first quarter of 2013.”

     3. Section 12 of the Original Agreement shall be amended to read in its entirety as follows:

     “(a) Identive Group, Inc. fully and unconditionally guarantees, as primary obligor and not as surety, the obligations of Bluehill ID Services A.G. under the Agreement and undertakes to take whatever action may be necessary to ensure the due and punctual performance and payment of all obligations, duties and liabilities of Bluehill ID Services, A.G. hereunder. Identive Group, Inc. acknowledges that there are no conditions precedent to the effectiveness of this guarantee, and that it will perform all obligations and pay all amounts due hereunder to Executive forthwith upon any breach or failure by Bluehill ID Services A.G. or any of its affiliates in the performance of the terms and conditions hereof. This guarantee is in full force and effect and binding on Identive Group, Inc. as of the date first written above.

     (b) The Executive hereby guarantees to and in favor of Bluehill ID Services A.G. and Identive Group, Inc. the due and timely performance of all obligations, duties and responsibilities of the Executive under this Agreement and agrees to perform all obligations as required hereunder or as the Executive shall be directed by their respective Board of Directors and shareholders’ meetings.”

     4. All references in the Original Agreement to “Bluehill ID A.G.” or “the Bluehill ID Group” shall hereafter refer to “Identive Group, Inc.”

     5. In all other respects, the terms and conditions of the Original Agreement are hereby ratified and confirmed in full.

     6. This Amendment shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with the laws of Switzerland. This Amendment has been drafted in English. In case of contradictions between the English version and a version prepared in any other language, the English version shall prevail.

     7. No provision of this Amendment may be amended or waived unless such amendment or waiver is authorized by the Company (including any authorized officer or committee of the Board of Directors) and signed by the Executive. No waiver by either party hereto of any breach by the other party of any condition or provision of this Amendment to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

     8. The Agreement contains the entire agreement between the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto, relating to such matters.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment in three counterparts on the date first above written.

BLUEHILL ID SERVICES AG

By:	/s/ Werner Vogt

Name:	Werner Vogt
Title:	Board Member

EXECUTIVE

/s/ Ayman S. Ashour Ayman S. Ashour

Acknowledged and agreed to this 27th day of September, 2012:

IDENTIVE GROUP, INC.

By: /s/ David Wear Name: David Wear Title: Chief Financial Officer